AMENDMENT TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This Amendment (“Amendment”) to the Investment Advisory and Management Agreement dated as of June 23, 2015, and as amended February 12, 2016 (the “Agreement”), is entered into as of February 18, 2026, by ProShare Advisors LLC, a Maryland limited liability company (the “Adviser”), and ProShares Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), on behalf of each series (each, a “Fund”) listed on Schedule A to this Amendment (as updated from time to time).

WHEREAS, the Adviser provides investment advisory services to each Fund under the terms of the Agreement and receives a fee from each Fund for providing such services;

WHEREAS, the Adviser has recommended the use of the ProShares GENIUS Money Market ETF (“IQMM”) as the primary cash management vehicle for each Fund;

WHEREAS, the Board of Trustees of the Trust approved this investment at its December 9, 2025 meeting;

WHEREAS, pursuant to the Agreement, IQMM pays the Adviser a management fee of 0.20% of its average daily net assets (“Unitary Fee”) and the Adviser agrees to pay all of IQMM’s expenses except those expenses expressly excluded by such Agreement;

WHEREAS, for each Fund that invests in IQMM, the Adviser intends to assume and bear the portion of IQMM’s Unitary Fee associated with that Fund’s investment in IQMM.

NOW THEREFORE, the parties hereto hereby agree as follows:

1.FEES. Section 4(b) of the Agreement is hereby amended to read as follows (new text in bold and underlined):

The Adviser agrees to pay all expenses of each of the Funds, except for: (i) brokerage and other transaction expenses and other fees, charges, taxes, levies or expenses (such as stamp taxes) incurred in connection with the execution of portfolio transactions or in connection with creation and redemption transactions (including without limitation any fees, charges, taxes, levies or expenses related to the purchase or sale of an amount of any currency, or the patriation or repatriation of any security or other asset, related to the execution of portfolio transactions or any creation or redemption transactions); (ii) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (iii) compensation and expenses of the Trustees of the Trust who are not officers, directors/trustees, partners or employees of the Adviser or its affiliates (the “Independent Trustees”); (iv) compensation and expenses of counsel to the Independent Trustees, (v) compensation and expenses of the Trust’s chief compliance officer and his or her staff; (vi) extraordinary expenses (in each case as determined by a majority of the Independent Trustees);

(vii)distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (viii) interest and taxes of any kind or nature (including, but not limited to, income, excise, transfer and withholding taxes); (ix) fees and expense related to the provision of securities lending services; and (x) the fee payable to the Adviser hereunder. The internal expenses of pooled investment vehicles in which a Fund may invest (acquired fund fees and expenses) are not expenses of the Funds and are not paid by the Adviser; except that (a) with respect to each Fund investing in the ProShares GENIUS Money Market ETF (IQMM) the Adviser agrees to assume and bear the cost of that portion of IQMM’s management fee (“Unitary Fee”) associated with such Fund’s investment in IQMM (as such fee may be adjusted by any waivers or expense caps then in place) (for the avoidance of doubt the Adviser shall not be required to assume or bear any expenses expressly excluded from IQMM’s Unitary Fee, such as brokerage and other transaction expenses); and (b) the Adviser shall pay internal expenses of any wholly owned subsidiary of a Fund, except for the expenses of the type described in (i) to (x) of Section 4(b) herein. The payment or assumption by the Adviser of any expense of the Funds that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Trust on any subsequent occasion.

2.RECOUPMENT; AMENDMENT. Any Unitary Fee assumed and borne by the Adviser as a result of this Amendment may not be recaptured or recouped by the Adviser for any period. The Adviser’s obligation to assume and bear the cost of the Unitary Fee with respect to a Fund’s investment in IQMM as described herein may not be altered or eliminated, except by a vote of a majority of the Board of Trustees of the Trust, including a majority of the independent Trustees, and by a vote of a majority of the outstanding voting securities of such Fund.

3.APPLICABLE LAW. This Amendment shall be construed in accordance with and governed by the laws of the State of Maryland (without giving effect to its conflict of law principles) and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Maryland, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first set forth above.

PROSHARES TRUST	PROSHARE ADVISORS LLC
By: /s/ Todd B. Johnson	By: /s/ Michael L. Sapir
Name: Todd B. Johnson	Name: Michael L. Sapir
Title: President	Title: Chief Executive Officer

SCHEDULE A

FUND NAME

ProShares S&P 500 Ex-Energy ETF ProShares S&P 500 Ex-Financials ETF ProShares S&P 500 Ex-Health Care ETF ProShares S&P 500 Ex-Technology ETF ProShares K-1 Free Crude Oil ETF ProShares S&P 500 Dividend Aristocrats ETF ProShares S&P MidCap 400 Dividend Aristocrats ETF ProShares Russell 2000 Dividend Growers ETF ProShares MSCI EAFE Dividend Growers ETF ProShares MSCI Europe Dividend Growers ETF ProShares MSCI Emerging Markets Dividend Growers ETF ProShares High Yield — Interest Rate Hedged ProShares Investment Grade — Interest Rate Hedged ProShares Large Cap Core Plus

ProShares DJ Brookfield Global Infrastructure ETF ProShares Equities for Rising Rates ETF ProShares Long Online/Short Stores ETF ProShares Decline of the Retail Store ETF ProShares Online Retail ETF

ProShares Pet Care ETF

ProShares Russell U.S. Dividend Growers ETF ProShares S&P Technology Dividend Aristocrats ETF ProShares MSCI Transformational Changes ETF ProShares Nasdaq-100 Dorsey Wright Momentum ETF ProShares Big Data Refiners ETF

ProShares Nanotechnology ETF

ProShares On-Demand ETF ProShares S&P Kensho Cleantech ETF ProShares S&P Kensho Smart Factories ETF ProShares Smart Materials ETF ProShares Supply Chain Logistics ETF ProShares Metaverse ETF

ProShares Short Bitcoin ETF

ProShares S&P Global Core Battery Metals ETF ProShares S&P 500 High Income ETF ProShares Ether ETF

ProShares Short Ether ETF

ProShares Bitcoin & Ether Market Cap Weight ETF ProShares Bitcoin & Ether Equal Weight ETF ProShares Ultra Ether ETF

ProShares Ultra Bitcoin ETF ProShares UltraShort Bitcoin ETF ProShares UltraShort Ether ETF ProShares Nasdaq-100 High Income ETF ProShares Russell 2000 High Income ETF ProShares Ultra Solana ETF ProShares Ultra XRP ETF

ProShares CoinDesk 20 Crypto ETF